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                                                                    Exhibit 4.13

                           PROBUSINESS SERVICES, INC.
                         COMMON STOCK PURCHASE AGREEMENT

        This Common Stock Purchase Agreement (this "Agreement") is made and entered into as of December 20, 2001, by and between ProBusiness Services, Inc., a Delaware corporation (the "Company"), and each of the purchasers listed on Exhibit A attached hereto (collectively, the "Purchasers" and individually, a "Purchaser").

                                    RECITALS

        WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") on the terms and conditions set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. AGREEMENT TO PURCHASE AND SELL STOCK.

            (a) Authorization. The Company's Board of Directors has authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 3,733,334 shares of Common Stock (the "Purchased Shares").

            (b) Agreement to Purchase and Sell Securities. Subject to the terms and conditions of this Agreement, each Purchaser severally agrees to purchase, and the Company agrees to sell and issue to each Purchaser, at the Closing (as defined below), in the case of all Purchasers other than General Atlantic Partners 74, L.P., GAP Star, LLC, GAPCO GmbH & Co. KG and GAP Coinvestment Partners II, L.P. (which are collectively referred to herein as the "GAP Purchasers"), and at the Subsequent Closing (as defined below), in the case of the GAP Purchasers, that number of Purchased Shares set forth opposite the appropriate Purchaser's name on Exhibit A attached hereto. The purchase price of each Purchased Share (the "Per Share Price") shall be $15.00.

            (c) Escrow Account. As soon as practicable after the Closing, but prior to December 28, 2001, the Company and the GAP Purchasers agree to enter into an escrow agreement (the "Escrow Agreement"), in substantially the form attached hereto as Exhibit C, with such changes requested by an escrow agent to be agreed upon by the parties that are mutually acceptable to both parties, pursuant to which the parties thereto agree to deposit in escrow an instruction letter (the "Instruction Letter") to Wells Fargo Shareowner Services, the Company's transfer agent, instructing such transfer agent to issue stock certificates representing the aggregate number of Purchased Shares set forth opposite all of the GAP Purchasers' names on Exhibit A attached hereto (such Purchased Shares are referred to herein as the "GAP Purchasers Shares") and the GAP Purchasers Purchase Price (as defined below) with such escrow agent (the "Escrow Agent"). On or prior to December 28, 2001, the Company agrees to deposit with the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement and, subject to the satisfaction of the conditions set forth in


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Sections 9 and 10 hereto, the Instruction Letter and to deposit prior to the distribution of the escrow, stock certificates representing the GAP Purchasers Shares registered in the name of each GAP Purchaser as set forth on Exhibit A hereto to be distributed to the GAP Purchasers in accordance with the terms of the Escrow Agreement on the Subsequent Closing Date (as defined below). On or prior to December 28, 2001, each GAP Purchaser agrees to deposit with the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement and, subject to the satisfaction of the conditions set forth in Sections 9 and 10 hereto, to be distributed to the Company in accordance with the terms of the Escrow Agreement on the Subsequent Closing Date, the aggregate cash purchase price set forth opposite such GAP Purchaser's name on Exhibit A (the "GAP Purchasers Purchase Price").

            (d) Use of Proceeds. The Company intends to apply the net proceeds from the sale of the Purchased Shares for general corporate purposes.

        2. CLOSINGS.

        Initial Closing. The initial purchase and sale of the Purchased Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. California time, on December 20, 2001, or at such other time and place as the Company and the Purchasers (other than the GAP Purchasers) mutually agree upon (which time and place are referred to in this Agreement as the "Closing"). At the Closing, the Company shall authorize its transfer agent to issue to each Purchaser (other than the GAP Purchasers), against delivery of payment for the Purchased Shares, one or more stock certificates (the "Certificates") registered in the name of each Purchaser, representing the number of shares set forth opposite such Purchaser's name on Exhibit A hereto, and bearing the legend set forth in Section 4(j) herein. In addition, at the Closing, Wilson Sonsini Goodrich & Rosati, counsel to the Company, will issue an opinion to the GAP Purchasers in substantially the form attached hereto as Exhibit B, but stating that certain Nasdaq requirements relating to the issuance of shares must be satisfied prior to the issuance of the GAP Purchasers Shares to the GAP Purchasers.

            (a) Closing documents may be delivered by facsimile with original signature pages sent by overnight courier. The date of the Closing is referred to herein as the Closing Date.

            (b) Subsequent Closing. On the latest to occur of (i) December 28, 2001, (ii) the Closing Date or (iii) the business day that (A) the conditions set forth in Sections 9 and 10 of this Agreement have either been satisfied or waived and (B) the Escrow Agent is required pursuant to the Escrow Agreement to distribute the GAP Purchasers Shares and the GAP Purchasers Purchase Price pursuant to the Escrow Agreement, the subsequent purchase and sale of the GAP Purchasers Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. California time (which time and place are referred to in this Agreement as the "Subsequent Closing"). At the Subsequent Closing, the Escrow Agent will distribute (i) to the GAP Purchasers, stock certificates representing the GAP Purchasers Shares and (ii) to the Company, the GAP Purchasers Purchase Price. The date of the Subsequent Closing is referred to herein as the Subsequent Closing Date.


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        3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that the statements in this Section 3 are true and correct, except as set forth in the SEC Documents (as defined below) or in the Disclosure Letter delivered to the Purchasers concurrently herewith:

            (a) Organization Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to
(a) carry on its business as presently conducted and (b) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the applicable party and its subsidiaries, taken as a whole.

            (b) Capitalization. The capitalization of the Company, without giving effect to the transactions contemplated by this Agreement, is as follows. As of October 16, 2001, the authorized stock of the Company consisted of (i) 60,000,000 shares of Common Stock, of which 24,255,843 shares were issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, of which 1,800,000 shares were designated as 6.9% Senior Convertible Preferred Stock, 1,132,075 of which were issued and outstanding, and 60,000 shares were designated Series A Participating Preferred Stock, none of which were issued and outstanding. All such shares of Common Stock and Preferred Stock have been duly authorized, and all such issued and outstanding shares of Common Stock and Preferred Stock have been validly issued, are fully paid and nonassessable. No such outstanding shares of Common Stock and Preferred Stock were issued in violation of any pre-emptive rights.

            As of October 16, 2001, the Company had also reserved: (i) 6,943,658 shares of Common Stock for issuance upon exercise of options granted under the Company's 1996 Stock Option Plan plus any shares which were forfeited after the Company's initial public offering and which were issued or subject to issuance pursuant to options granted under the Company's 1989 Stock Option Plan; (ii) 556,955 shares of Common Stock for issuance to employees of the Company under the Company's Employee Stock Purchase Plan; (iii) 1,132,075 shares of Common Stock for issuance upon conversion of the 6.9% Senior Convertible Preferred Stock; and (iv) 50,961 shares of Common Stock for issuance upon exercise of outstanding warrants. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as provided in this Agreement and set forth in the Disclosure Letter, and except for the (i) conversion privileges of the 6.9% Senior Convertible Preferred Stock, (ii) accrued but unpaid dividends on the 6.9% Senior Convertible Preferred Stock,
(iii) shares of Common Stock subject to outstanding options issued under the Company's Stock Option Plan(s) and Employee Stock Purchase Plan, (iv) shares of Common Stock reserved for future issuance pursuant to the Company's Stock Option Plan(s) and Employee Stock Purchase Plan, (v) the rights to purchase Series A Participating Preferred Stock issued pursuant to the Company's Preferred Stock Rights Agreement dated as of August 8, 2001 (the "Rights Agreement") and (vi) shares of Common Stock


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subject to outstanding warrants, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement. Except for ProBusiness Holding Company, Inc., the Company does not have any subsidiaries, nor does the Company own any capital stock, assets comprising the business of, obligations of, or any other interest (including any equity or partnership interest) in, or any outstanding loan or advance to or from, any person or entity.

            (c) Due Authorization. All corporate actions on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and the Escrow Agreement and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement have been taken, and this Agreement constitutes, and the Escrow Agreement when executed will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

            (d) Valid Issuance of Stock.

                (i) Valid Issuance. The shares of Common Stock to be issued pursuant to this Agreement will be, upon payment therefor by the Purchasers in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable.

                (ii) Compliance with Securities Laws. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Purchased Shares (assuming no change in applicable law and no unlawful distribution of Purchased Shares by the Purchasers or other parties), will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act") and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

            (e) Governmental Consents. Except as set forth in the Disclosure Letter, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority on the part of the Company is required in connection with the issuance of the Purchased Shares, as of the date hereof, to the Purchasers, or the consummation of the other transactions contemplated by this Agreement, except (i) such filings as have been made prior to the date hereof, (ii) the filing of a notification form with The Nasdaq Stock Market, Inc. ("Nasdaq") and (iii) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws.


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            (f) Non-Contravention. Except as set forth in the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including issuance of the Purchased Shares), do not (i) contravene or conflict with the Amended and Restated Certificate of Incorporation or Bylaws of the Company; (ii) constitute a material violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any material contract to which the Company is a party or any material permit, license or similar right relating to the Company or by which the Company may be bound or affected.

            (g) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending or, to the Company's knowledge, threatened: (a) against the Company, its activities, properties or assets, or any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company, that is reasonably likely to have a Material Adverse Effect on the Company, or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement (including issuance of the Purchased Shares). The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. No Action by the Company is currently pending nor does the Company intend to initiate any Action that is reasonably likely to have a Material Adverse Effect.

            (h) Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws, both as amended. To the Company's knowledge, the Company has complied in all respects and is in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over the Company's business or properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

            (i) SEC Documents.

                    (1) Reports. The Company has made available to the Purchasers prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended June 30, 2001, its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 and its Proxy Statement for its 2001 Annual Meeting of Stockholders filed by the Company with the Securities and Exchange Commission ("SEC") (the Form 10-K, Form 10-Q and Proxy Statement are collectively referred to herein as the "SEC Documents"). Each of the SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has filed all material contracts that were required to be filed as exhibits to the SEC Documents. The Company has not been notified by any other party to a material contract that such party intends to terminate the material contract.


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                    (2) Financial Statements. The financial statements of the
Company in the SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the period therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments.

            (j) Absence of Certain Changes Since Balance Sheet Date. Since September 30, 2001, the business and operations of the Company have been conducted in the ordinary course consistent with past practice, and there has not been, except as set forth in the Disclosure Letter:

                (i) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any outstanding shares of the Company's capital stock;

                (ii) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

                (iii) any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

                (iv) any material change or amendment to, or any waiver of any material right under a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes, amendments or waivers that are expressly provided for or disclosed in this Agreement;

                (v) any change by the Company in its accounting principles, methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP or by the Securities and Exchange Commission; or

                (vi) any other event or condition of any character, except for such events and conditions that have not resulted, and are not expected to result, either individually or collectively, in a Material Adverse Effect.

            (k) Intellectual Property. The Company owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or other information (collectively, "Intellectual Property"), which are necessary to conduct its businesses as currently conducted, except where the failure to currently own or possess would not result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, and to the Company's knowledge, none of the patent rights owned or licensed by the Company are unenforceable or invalid. The Company has entered into proprietary



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rights agreements with its key employees to protect its Intellectual Property.
The Company has not received notice that any of its employees is infringing the proprietary rights of others.

            (l) Registration Rights. Except as provided in Section 5 herein and the Amended and Restated Registration Rights Agreement made as of March 12, 1997, by and among ProBusiness, Inc., a California company and predecessor to the Company, General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P., Thomas H. Sinton and the Holders, as amended, effective upon the Closing, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority.

            (m) Title to Property and Assets. Except as set forth in the Disclosure Letter, the properties and assets of the Company are owned by the Company free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests that arise in the ordinary course of business and do not in any material respect affect the properties and assets of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects.

            (n) Taxes. The Company has filed all necessary federal, state, and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any material tax deficiency which has been or might be asserted or threatened against it.

            (o) Insurance. The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is prudent and adequate for its business, all of which insurance is in full force and effect.

            (p) General Solicitation. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares.

            (q) S-3 Eligibility. The Company meets the eligibility requirements for use of a Form S-3 Registration Statement.

        4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER. Each Purchaser hereby represents and warrants to the Company severally and not jointly, and agrees that:

            (a) Organization Good Standing and Qualification. The Purchaser has all corporate, membership or partnership power and authority required to enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.

            (b) Authorization. The execution of this Agreement has been duly authorized by all necessary corporate, membership or partnership action on the part of the Purchaser. This

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Agreement constitutes the Purchaser's legal, valid and binding obligation, enforceable in accordance with its terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

            (c) Litigation. There is no Action pending that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

            (d) Purchase for Own Account. The Purchased Shares are being acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser also represents that it has not been formed for the specific purpose of acquiring the Purchased Shares and that, as of the date hereof, and except as disclosed in a disclosure letter to the Company, it does not own any shares of Common Stock of the Company.

            (e) Investment Experience. The Purchaser understands that the purchase of the Purchased Shares involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment.

            (f) Accredited Purchaser Status. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

            (g) Reliance Upon Purchaser's Representations. The Purchaser understands that the issuance and sale of the Purchased Shares to it will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is based on each Purchaser's representations set forth herein.

            (h) Receipt of Information. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Purchased Shares and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the Purchased Shares.

            (i) Restricted Securities. The Purchaser will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Purchased Shares unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to

Rule 144 under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can be immediately sold. Notwithstanding anything to the contrary contained in the Agreement, the Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Purchased Shares to its affiliates provided that such affiliate is an "accredited investor" under Regulation D and such affiliate agrees to be bound by the terms and conditions of the Agreement.

            (j) Legends. The Purchaser agrees that the certificates for the Purchased Shares shall bear the following legend:

                "The securities represented by this certificate have not been registered under the Securities Act of 1933 or with any state securities commission, and may not be transferred or disposed of by the holder in the absence of a registration statement which is effective under the Securities Act of 1933 and applicable state laws and rules, or, unless, immediately prior to the time set for transfer, such transfer may be effected without violation of the Securities Act of 1933 and other applicable state laws and rules."

        In addition, the Purchaser agrees that the Company may place stop transfer orders with its transfer agents with respect to such certificates. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act.

            (k) HSR Compliance.

                (i) Each Purchaser is its own "ultimate parent entity" as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or the rules and regulations promulgated thereto (together, the "HSR Act").

                (ii) Each Investor will hold less than $50,000,000 in voting securities of the Company following execution of this Agreement, as valued under the HSR Act.

        5. REGISTRATION; COMPLIANCE WITH THE SECURITIES ACT.

            (a) Registration Procedures and Expenses. The Company hereby agrees that it shall:

                (i) subject to receipt of necessary information from the Purchasers, prepare and file with the SEC as soon as practicable and in no event later than thirty (30) days following the Closing, a registration statement on Form S-3 (the "Registration Statement"), to enable the resale of the Purchased Shares (collectively, the "Registrable Shares") by the Purchasers from time to time on Nasdaq and use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as possible after filing and to remain continuously effective until the earlier of (i) the second anniversary of the Closing, or (ii) such time as all Registrable Shares purchased by the Purchasers pursuant to this Agreement have been sold thereunder or pursuant to Rule 144 under the Securities Act (the "Registration Period"). In the event that Form S-3 is unavailable for such registration, the Company shall use such other form as is available for such a registration;

                (ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;

                (iii) furnish to the Purchasers with respect to the Registrable Shares registered under the Registration Statement such reasonable number of copies of any prospectus in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchasers;

                (iv) use its reasonable commercial efforts to file documents required of the Company for normal blue sky clearance in states specified in writing by the Purchasers; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

                (v) use its reasonable commercial efforts to cause the Registrable Shares to be listed on Nasdaq in connection with the filing of the Registration Statement under Section 5(a)(i);

                (vi) use its reasonable commercial efforts to cause the Registration Statement to be declared effective on or prior to one hundred twenty (120) days following the Closing and to promptly notify the Purchasers when the Registration Statement has been declared effective;

                (vii) bear all expenses in connection with the procedures in paragraph (i) through (vi) of this Section 5(a) and the registration of the Registrable Shares pursuant to the Registration Statement other than fees and expenses, if any, of legal counsel or other advisers to the Purchasers or underwriting discounts, brokerage fees and commissions incurred by the Purchasers, if any.

        It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5(a) that the Purchaser shall furnish to the Company such information regarding itself, the Registrable Shares to be sold by the Purchaser, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Shares.

            (b) Transfer of Registrable Shares After Registration; Suspension.

                (i) The Purchasers agree that they will not offer to sell or make any sale, assignment, pledge, hypothecation or other transfer with respect to the Registrable Shares that would constitute a sale within the meaning of the Securities Act except pursuant to either (i) the Registration Statement referred to in Section 5(a) or (ii) Rule 144, and that they will promptly notify the Company of any changes in the information set forth in the Registration Statement after it is prepared regarding the Purchaser or its plan of distribution to the extent required by applicable law.

                (ii) In addition to any suspension rights under paragraph (iii) below, the Company may, upon the happening of any event, that, in the judgment of Company's board of directors, renders it advisable to suspend use of the prospectus for no more than ninety (90) days in the aggregate in any twelve (12) month period of time due to pending corporate developments, public filings with the SEC or similar events, suspend use of the prospectus on written notice to each Purchaser (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), in which case each Purchaser shall discontinue disposition of Registrable Shares covered by the Registration Statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Purchasers or until the Purchasers are advised in writing by the Company that the use of the applicable prospectus may be resumed. The suspension and notice thereof described in this Section 5(b)(ii) shall be held in strictest confidence and not disclosed by the Purchasers.

                (iii) Subject to paragraph (iv) below, in the event of: (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related prospectus or for additional information, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,
(iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, (iv) any event or circumstance which necessitates the making of any changes in the Registration Statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Purchasers (the "Suspension Notice") to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), and, upon receipt of such Suspension Notice, the Purchasers will refrain from selling any Registrable Shares pursuant to the Registration Statement (a "Suspension") until the Purchasers' receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its reasonable commercial efforts to cause the use of the prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Purchasers. The Suspension and Suspension Notice described in this Section 5(b)(iii) shall be held in strictest confidence and not disclosed by the Purchasers.

                (iv) Provided that a Suspension is not then in effect, the Purchasers may sell Registrable Shares under the Registration Statement, provided that the selling Purchaser arranges for delivery of a current prospectus to the transferee of such Registrable Shares.

                (v) In the event of a sale of Registrable Shares by an Purchaser, such Purchaser must also deliver to the Company's transfer agent, with a copy to the Company, a certificate of subsequent sale reasonably satisfactory to the Company, so that ownership of the Registrable Shares may be properly transferred.

            (c) Indemnification. For the purpose of this Section 5(c), the term "Registration Statement" shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5(a).

                (i) Indemnification by the Company. The Company agrees to indemnify and hold harmless each of the Purchasers and each person, if any, who controls any Purchaser within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchasers or such controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, as amended as of the time the Registration Statement was declared effective by the SEC, the prospectus filed with the SEC pursuant to Rule 424(b) under the Act, or if no such filing is required, as included in the Registration Statement (the "Prospectus"), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser and each such controlling person for any legal and other expenses as such expenses are reasonably incurred by such Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement of the Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser expressly for use in the Registration Statement or the Prospectus, (ii) the failure of such Purchaser to comply with the covenants and agreements contained in this Agreement respecting resale of the Purchased Shares, or (iii) any untrue statement or omission of a material fact required to make such statement not misleading in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Purchaser before the pertinent sale or sales by the Purchaser.

                (ii) Indemnification by the Purchaser. Each Purchaser will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser, which consent shall not be unreasonably withheld) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any failure on the part of such Purchaser to comply with the covenants and agreements contained in this Agreement respecting the sale of the Purchased Shares or (ii) any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser expressly for use therein; provided, however, that the Purchaser shall not be liable for any such untrue or alleged untrue statement or omission or alleged omission of which the Purchaser has delivered to the Company in writing a correction before the occurrence of the transaction from which such loss was incurred, and the Purchaser will reimburse the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person for any legal and other expense reasonably incurred by the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.

                (iii) Indemnification Procedure.

                    (1) Promptly after receipt by an indemnified party under this Section 5(c) of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 5(c), promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 5(c) or otherwise, to the extent it is not prejudiced as a result of such failure.

                    (2) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 5(c) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:

                        a) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by such indemnifying party representing all of the indemnified parties who are parties to such action) or

                        b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. Notwithstanding the provisions of this Section 5(c), the Purchaser shall not be liable for any indemnification obligation under this Agreement in excess of the aggregate amount of gross proceeds received by the Purchaser from the sale of the Purchased Shares pursuant to the Registration Statement.

                (iv) Contribution. If the indemnification provided for in this
Section 5(c) is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under this Section 5(c) in respect to any losses, claims, damages, liabilities or expenses referred to in this Agreement, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement

                    (1) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Purchaser from the placement of Common Stock or

                    (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (1) above but the relative fault of the Company and the Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.

        The respective relative benefits received by the Company on the one hand and each Purchaser on the other shall be deemed to be in the same proportion as the amount paid by such Purchaser to the Company pursuant to this Agreement for the Purchased Shares purchased by such Purchaser that were sold pursuant to the Registration Statement bears to the difference (the "Difference") between the amount such Purchaser paid for the Purchased Shares that were sold pursuant to the Registration Statement and the amount received by such Purchaser from such sale. The relative fault of the Company and each Purchaser shall be determined by reference to, among other things, whether the untrue or alleged statement of a material fact or the omission or alleged omission to state a material fact or the inaccurate or the alleged inaccurate representation or warranty relates to information supplied by the Company or by such Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5(c)(iii), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 5(c)(iii) with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this Section 5(c)(iv); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under Section 5(c) for purposes of indemnification. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 5(c) were determined solely by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 5(c), no Purchaser shall be required to contribute any amount in excess of the amount by which the Difference exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers' obligations to contribute pursuant to this
Section 5(c) are several and not joint.

            (d) Rule 144 Information. For two years after the date of this Agreement, the Company shall use its best efforts to file all reports required to be filed by it under the Securities Act, the Rules and Regulations and the Exchange Act and shall take such further action to the extent required to enable the Purchasers to sell the Purchased Shares pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).

        6. ADVISORY FEE. The Purchasers acknowledge that the Company intends to pay to Salomon Smith Barney Inc., William Blair & Company and Robert W. Baird & Co., financial advisors, a fee in respect of the sale of the Purchased Shares. Each of the parties to this Agreement hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Purchased Shares to the Purchasers. The Company shall indemnify and hold harmless the Purchasers from and against all fees, commissions or other payments owing by the Company to Salomon Smith Barney Inc., William Blair & Company and Robert W. Baird & Co. or any other person or firm acting on behalf of the Company hereunder.

        7. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT CLOSING. The obligations of the Purchasers under Section 2(a) of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

            (a) Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the date of the date hereof and on and as of the date of the Closing, except as set forth in the Disclosure Letter or the SEC Documents, with the same effect as though such representations and warranties had been made as of the Closing.

            (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

            (c) Compliance Certificate. The Company will have delivered to the Purchasers at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 7(a) and 7(b) hereof have been fulfilled.

            (d) Securities Exemptions. The offer and sale of the Purchased Shares to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

            (e) Opinion of Company Counsel. The Purchasers will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, in the form attached as Exhibit B.

            (f) Other Actions. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Purchasers in connection with the transactions contemplated hereby.

        8. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

            (a) Representations and Warranties True. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

            (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

            (c) Securities Exemptions. The offer and sale of the Purchased Shares to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

            (d) Payment of Purchase Price. The Purchasers shall have delivered to the Company same day funds in full payment of the purchase price as specified in Section 1(b).

            (e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company will have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

            (f) Other Actions. The Purchasers shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

        9. CONDITIONS TO THE GAP PURCHASERS' OBLIGATIONS AT SUBSEQUENT CLOSING. The obligations of the GAP Purchasers under Section 2(b) of this Agreement are subject to the fulfillment by the Company or waiver by the GAP Purchasers, on or before the date that is 150 days after the Closing Date, of the following condition: The Company shall have received either (i) written confirmation from Nasdaq that the approval of a majority of the Company's stockholders, present in person or proxy at a properly convened meeting of the Company's stockholders ("Stockholder Approval") of the issuance of the GAP Purchasers Shares is not required under the applicable Nasdaq rules and regulations or (ii) Stockholder Approval of the issuance to the GAP Purchasers of the GAP Purchasers Shares ("Applicable Stockholder Approval").

        10. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT SUBSEQUENT CLOSING. The obligations of the Company to the GAP Purchasers under this Agreement are subject to the fulfillment by the GAP Purchasers or waiver by the Company, on or before the date that is 150 days after the Closing Date, of the following condition: The Company shall have received either (i) written confirmation from Nasdaq that Stockholder Approval of the issuance of the GAP Purchasers Shares is not required under the applicable Nasdaq rules and regulations or (ii) Applicable Stockholder Approval.

        11. AFFIRMATIVE COVENANTS.

            (a) Nasdaq Matters. The Company hereby covenants and agrees with the GAP Purchasers as follows:

                (i) The Company shall take all action required and shall make all submissions that are reasonably necessary to obtain written confirmation reasonably satisfactory to the Company and the GAP Purchasers from Nasdaq that the approval of a majority of the Company's stockholders of the issuance of the GAP Purchasers Shares is not required under the applicable Nasdaq rules and regulations in order to satisfy the conditions for the Subsequent Closing in Sections 9 and 10. If the Company cannot obtain such written confirmation by February 15, 2002, it shall take all action required by Nasdaq and applicable Delaware law (including the actions referred to in Section 11(a)(ii)) to obtain Applicable Stockholder Approval. The Board of Directors shall recommend that the Company's stockholders vote in favor of the Applicable Stockholder Approval.

                (ii) If required pursuant to Section 11(a)(i) of this Agreement, promptly after February 15, 2002, the Company will prepare and file with the SEC a proxy statement to be distributed to the Company's stockholders in connection with the solicitation of votes in favor of the Applicable Stockholder Approval, including any amendments or supplements thereto (the "Proxy

Statement"). The Company will use all reasonable commercial efforts to have or cause the Proxy Statement to be cleared by the SEC as promptly as practicable. The Company agrees to provide the GAP Purchasers and their respective counsel with any written comments the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after the receipt of such comments. The Company will use all reasonable commercial efforts to cause the Proxy Statement (A) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Following clearance by the Commission of the Proxy Statement, the Company shall promptly distribute the Proxy Statement to its stockholders and call and arrange for a special meeting of stockholders and take such other actions as are required or necessary in order to obtain the Applicable Stockholder Approval as promptly as practicable.

            (b) Voting. The Purchasers agree that if it is necessary for the Company to seek Applicable Stockholder Approval, each of the Purchasers will vote any shares beneficially owned by such entities in "favor" of the proposal.

        12. MISCELLANEOUS.

            (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

            (b) Governing Law. This Agreement will be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

            (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            (d) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

            (e) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Purchaser or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 12(e).

            (f) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Purchased Shares representing at least a majority of the total aggregate number of Purchased Shares then outstanding (excluding any of such shares that have been sold in a transaction in which registration rights are not assigned in accordance with this Agreement or sold to the public pursuant to SEC Rule 144 or otherwise); provided, however, that any amendment or waiver of Sections 1(c), 2(b), 9, 10 and 11 of this Agreement shall also require the written consent of the GAP Purchasers. Any amendment or waiver effected in accordance with this Section 12(f) will be binding upon the Purchasers, the Company and their respective successors and assigns.

            (g) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

            (h) Entire Agreement. This Agreement, together with all exhibits and schedules hereto and thereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

            (i) Further Assurances. From and after the date of this Agreement upon the request of the Company or the Purchasers, the Company and the Purchasers will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

            (j) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

            (k) Fees, Costs and Expenses. All fees, costs and expenses (including attorneys' fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the exhibits and schedules hereto and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

            (l) Stock Splits, Dividends and other Similar Events. The provisions of this Agreement (including the number of shares of Common Stock and other securities described herein) shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization or other similar event that may occur with respect to the Company after the date hereof.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                   PROBUSINESS SERVICES, INC.

                                   By: /s/ Thomas H. Sinton
                                       -----------------------------------------
                                   Name:   Thomas H. Sinton
                                   Title:  Chairman of the Board, President and
                                           Chief Executive Officer

                      [PURCHASER SIGNATURE PAGES TO FOLLOW]

                                SIGNATURE PAGE TO

                         COMMON STOCK PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 20, 2001

                                  BY AND AMONG

                           PROBUSINESS SERVICES, INC.

                        AND EACH PURCHASER NAMED THEREIN

        The undersigned hereby executes and delivers to ProBusiness Services, Inc. the Common Stock Purchase Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

                                    Number of Shares: __________

                                    [PURCHASER]

                                    By: ________________________________________

                                    Name: ______________________________________

                                    Title: _____________________________________

                                    Address: ___________________________________

                                   Exhibit A

                             Schedule of Purchasers

                                             NUMBER OF SHARES
                                             OF COMMON STOCK    PRICE PER        AGGREGATE
NAME OF PURCHASER                               PURCHASED         SHARE        PURCHASE PRICE
-----------------                            ----------------   ---------      --------------
FIRST CLOSING

    Lone Spruce, L.P.                             18,000         $15.00            $270,000

    Lone Balsam, L.P.                             39,500         $15.00            $592,500

    Lone Sequoia, L.P.                            33,000         $15.00            $495,000

    Lone Cypress, Ltd.                           409,500         $15.00          $6,142,500

    Glenhill Capital L.P.                         80,726         $15.00          $1,210,890

    Glenhill Capital Overseas Partners            19,274         $15.00            $289,110
        Ltd.

    Blue Ridge Limited Partnership               200,000         $15.00          $3,000,000

    The Hare Investment Fund, L.P.                13,200         $15.00            $198,000

    The Fox Investment Fund                       37,700         $15.00            $565,500

    W.M. Keck Foundation                          58,500         $15.00            $877,500

    The Cypress Partners, L.P.                   310,300         $15.00          $4,654,500

    Cypress International Partners               180,300         $15.00          $2,704,500
        Limited


                                             NUMBER OF SHARES
                                             OF COMMON STOCK    PRICE PER        AGGREGATE
NAME OF PURCHASER                               PURCHASED         SHARE        PURCHASE PRICE
-----------------                            ----------------   ---------      --------------
    The Glynn Emerging Opportunity                30,000         $15.00            $450,000
        Fund

    Bessemer Sand Hill Investor's                 60,000         $15.00            $900,000
        Fund

    Bessemer Sand Hill Investors                 115,000         $15.00          $1,725,000
        Fund II

    Far West Capital Partners L.P.               130,000         $15.00          $1,950,000

    Robert G. Schiro                              40,000         $15.00            $600,000

    Bridge & Co.                                 625,000         $15.00          $9,375,000

SECOND CLOSING

    General Atlantic Partners 74, L.P.         1,095,667         $15.00         $16,435,005

     GAP Star, LLC                                83,333         $15.00         $ 1,249,995

    GAPCO GmbH & Co. KG                            2,027         $15.00             $30,405

    GAP Coinvestment Partners II, L.P.           152,307         $15.00          $2,284,605

TOTAL                                          3,733,334                        $56,000,010
-----                                          =========                        ===========

                                    Exhibit B

                              Form of Legal Opinion

                                December 20, 2001


To the Purchasers Listed
on Schedule I hereto:

        RE:    PROBUSINESS SERVICES, INC. COMMON STOCK FINANCING

Ladies and Gentlemen:

        Reference is made to the Common Stock Purchase Agreement, dated as of December 20, 2001 (the "Agreement"), by and among ProBusiness Services, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Exhibit A thereto, which provides for the issuance by the Company of 2,400,000 shares of Common Stock of the Company (the "Purchased Shares") on the date hereof to the purchasers listed on Schedule I hereto (the "Purchasers"). This opinion is rendered to you pursuant to Section 7(e) of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

        We have acted as counsel for the Company in connection with the negotiation of the Agreement and the issuance of the Purchased Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of such corporate records of the Company, certificates of public officials and such other documents which we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

        For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate, membership or partnership action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by the Purchasers in the Agreement and pursuant thereto are true and correct. We are also assuming that the Purchasers have purchased the Purchased Shares for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code. We are also assuming that the representations and warranties made by the Company in the Agreement and pursuant thereto are true and correct as to matters of fact and we are relying on such representations and warranties as to matters of fact in rendering this opinion.

        The opinions hereinafter expressed are subject to the following qualifications:

               (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

               (b) We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

               (c) We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws;

               (d) We express no opinion as to the enforceability of the indemnification provisions to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;

               (e) We are members of the Bar of the State of California and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware. To the extent this opinion addresses applicable securities laws of states other than the State of California, we have not retained nor relied on the opinion of counsel admitted to the bar of such states, but rather have relied on compilations of the securities laws of such states contained in reporting services presently available to us; and

               (f) This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.

        Based upon and subject to the foregoing, and except as set forth in the Schedule of Exceptions to the Agreement, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

        2. The Company has all requisite legal and corporate power to execute and deliver the Agreement, to sell and issue the Purchased Shares thereunder, and to carry out and perform its obligations under the terms of the Agreement.

        3. All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of the Agreement by the Company and the authorization, sale and issuance of the Purchased Shares has been taken. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        4. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreement, or the offer, sale or issuance of the Purchased Shares, except (i) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under the California Corporate Securities Law and other applicable blue sky laws (but excluding jurisdictions outside of the United States) of the offer and sale of the Purchased Shares, (ii) the filing of a Form 8-K pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (iii) the filing of a notification form with The Nasdaq Stock Market. Our opinion herein is otherwise subject to the timely and proper completion of all filings and other actions contemplated herein where such filings and actions are to be undertaken on or after the date hereof.

        5. The Purchased Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable by the Company.

        6. The  execution  and delivery of the Agreement and the issuance of the
Purchased   Shares  do  not  violate  any  provision  of  the   Certificate   of
Incorporation, as amended, or Bylaws, as amended

        7. Subject to the accuracy of the Purchasers' representations in Section 4 of the Agreement, we are of the opinion that the offer and sale of the Purchased Shares in conformity with the terms of the Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended. This opinion is furnished to the Purchasers solely for their benefit in connection with the purchase of the Purchased Shares, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                                   Very truly yours,

                                                   WILSON, SONSINI,
                                                   GOODRICH & ROSATI
                                                   Professional Corporation

                                   Schedule I

    Lone Spruce, L.P.
    Lone Balsam, L.P.
    Lone Sequoia, L.P.
    Lone Cypress, Ltd.
    Glenhill Capital L.P.
    Glenhill Capital Overseas Partners Ltd.
    Blue Ridge Limited Partnership
    The Hare Investment Fund, L.P.
    The Fox Investment Fund
    W.M. Keck Foundation
    The Cypress Partners, L.P.
    Cypress International Partners Limited
    The Glynn Emerging Opportunity Fund
    Bessemer Sand Hill Investor's Fund
    Bessemer Sand Hill Investors Fund II
    Far West Capital Partners L.P.
    Robert G. Schiro
    Bridge & Co.

                                    Exhibit C

                            Form of Escrow Agreement

                                ESCROW AGREEMENT

               ESCROW AGREEMENT, dated December ___, 2001 (this "Escrow Agreement"), by and among General Atlantic Partners 74, L.P., a Delaware limited partnership, GAP Star, LLC, a Delaware limited liability company, GAPCO GmbH & Co. KG, a German limited partnership, and GAP Coinvestment Partners II, L.P., a Delaware limited partnership (collectively, the "GAP Purchasers"), ProBusiness Services, Inc., a Delaware corporation ("Seller"), and [INSERT NAME OF ESCROW AGENT], as Escrow Agent (the "Escrow Agent").

               WHEREAS, the GAP Purchasers and Seller are parties to the Stock Purchase Agreement, dated as of December 20, 2001, (the "Purchase Agreement"), pursuant to which the GAP Purchasers are acquiring from Seller an aggregate of 1,333,334 common stock, par value $0.001 per share, of Seller (the "Common Stock");

               WHEREAS, the Purchase Agreement provides for the escrow hereby established to be held by the Escrow Agent; and

               WHEREAS, capitalized terms used herein, unless otherwise indicated, have the respective meanings ascribed to them in the Purchase Agreement.

               Accordingly, the parties agree as follows:

               1.     Establishment of Escrow.

                      1.1 Escrow Deposit.

                             1.1.1 On December ___, 2001, pursuant to Section
1(c) of the Purchase Agreement, the GAP Purchasers will deposit with the Escrow Agent $20,000,010 representing the entire purchase price payable by the GAP Purchasers pursuant to Section 1(c) of the Purchase Agreement for the Purchased Shares (the "Purchasers' Deposit") to be held by the Escrow Agent and disbursed in accordance with the terms hereof.

                             1.1.2 On December ___, 2001, pursuant to Section
1(c) of the Purchase Agreement, Seller will deposit with the Escrow Agent an instruction letter to Wells Fargo Shareowner Services, its transfer agent, instructing such transfer agent to issue on the Escrow Release Date stock certificates in definitive form representing the number of Purchased Shares set forth opposite each GAP Purchaser's name on Exhibit A to the Purchase Agreement, registered in the name of such GAP Purchasers, and on the Escrow Release Date, but prior to the distributions contemplated by Section 3, the Seller shall further deposit with the Escrow Agent such duly issued and dated stock certificates representing the Purchased Shares (the "Seller's Deposit" and, together with the Purchasers' Deposit, the "Deposit").

                             1.1.3 The Escrow Agent acknowledges receipt of and
agrees to accept the Deposit and establish and maintain a separate account for each GAP

Purchaser's cash portion of the Purchasers' Deposit as provided herein (the "Escrow Account").

               2. Investment of Purchasers' Deposit.

                      2.1 Investment. The Escrow Agent shall invest any or all of the Purchasers' Deposit and any income or interest earned or accrued with respect thereto only in time deposits and certificates of deposit of any commercial bank incorporated in the United States of America of recognized standing having capital and surplus in excess of $50,000,000. Except as otherwise provided in Section 5.3, in no event shall the Escrow Agent have any liability for any investment hereunder, including, without limitation, any loss of the principal amount of any investment or in connection with the rate of return on any investment.

                      2.2 Distribution of Interest. All interest accrued from the date hereof to and including the Escrow Release Date (as defined below) on investments made pursuant to Section 2.1 shall be for the account of each of the GAP Purchasers. On the Escrow Release Date, the Escrow Agent shall distribute to each of the GAP Purchasers all interest then accrued for the account of each of the GAP Purchasers pursuant to this Section 2.2 and not theretofore distributed hereunder.

               3. Distributions from the Escrow.

                      3.1 Distributions.

                             3.1.1 Upon satisfaction or waiver of the conditions
set forth in Section 9 and 10 of the Purchase Agreement (the "Escrow Release Conditions"), the GAP Purchasers and Seller shall each execute and deliver to the Escrow Agent a certificate directing the Escrow Agent to take the action specified in Section 3.1.2 (the "Distribution Certificate").

                             3.1.2 Upon receipt by the Escrow Agent of a
Distribution Certificate signed by the GAP Purchasers and the Seller stating that the Escrow Release Conditions have been satisfied, the Escrow Agent shall promptly, but in any case on the business day following receipt thereof, (i) distribute to Seller the Purchasers' Deposit and (ii) deliver to the GAP Purchasers the Seller's Deposit and the interest on the Purchasers' Deposit payable pursuant to Section 2.2 of this Escrow Agreement.

                             3.1.3 For purposes of this Escrow Agreement, the
"Escrow Release Date" shall mean the date upon which the Distribution Certificate is delivered by the GAP Purchasers and the Seller.

                             3.1.4 On the earlier of (i) receipt of a joint
notice executed by all of the GAP Purchasers and Seller or (ii) 150 days after the Closing Date (the "Escrow Termination Date"), the Escrow Agent shall return the Purchaser's Deposit to the GAP Purchasers and the Seller's Deposit to Seller.

                      3.2 Dispute Notice.

                             3.2.1 If, prior to the Escrow Termination Date,
either the GAP Purchasers or the Seller delivers written notice to the other party and to the Escrow Agent, that such party has determined that the conditions set forth in Sections 9 and 10 of the Purchase Agreement have been satisfied (the "Dispute Notice"), with the basis for such determination set forth in reasonable detail, the Dispute Notice shall constitute full authority to the Escrow Agent to take the action provided for in this Section 3.1.1 and shall be conclusive on all parties hereto. Upon receipt of a Dispute Notice, the Escrow Agent shall not transfer the Deposit to either the GAP Purchasers or the Seller until either (i) the Escrow Agent receives a Distribution Certificate executed by the GAP Purchasers and the Seller, or (ii) there is a final decision of an arbitrator and the Escrow Agent receives the written final decision in accordance with Section 3.1.2 hereof. A transfer pursuant to section (ii) of the preceding sentence shall be in accordance with such final decision. In the event that a Dispute Notice has been delivered in accordance with this Section 3.1.1, the provisions of Section 3.1.4(ii) shall not apply and the Escrow Agent shall not transfer the Deposit to either the GAP Purchasers or the Seller until either of the conditions set forth in this Section 3.1.1(i) or 3.1.1(ii) have been met.

                             3.2.2 If a Dispute Notice is delivered in
accordance with Section 3.1.1, then the GAP Purchasers and the Seller shall use their best efforts to resolve such dispute in a timely manner. In the event of resolution of such dispute, the GAP Purchasers and the Seller shall both execute a Distribution Certificate setting forth such resolution, shall furnish such Distribution Certificate to the Escrow Agent and the Escrow Agent shall make the distribution in the manner specified in such Distribution Certificate. In the event that the GAP Purchasers and the Sellers are unable to resolve such dispute within fifteen calendar days from the Escrow Agent's receipt of any Dispute Notice, then either party may demand, by written notice to the other, that such issue shall be settled by binding arbitration to be held in New York, New York (an "Arbitration Demand"). All claims shall be resolved by an arbitrator experienced in matters of corporate finance in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Arbitration Rules"), except as set forth below. The GAP Purchasers and the Seller shall agree on the arbitrator or the arbitrator shall be selected by the President of the American Arbitration Association within fifteen (15) calendar days after the delivery of the Arbitration Demand. The GAP Purchasers and the Company shall each submit written memorandum to the arbitrator and there shall be no hearing or oral testimony. The final decision of the arbitrator shall be furnished to the GAP Purchasers, the Seller and the Escrow Agent in writing. The GAP Purchasers and the Seller shall each bear its own fees (including attorney's fees) and other expenses associated with the arbitration, including fifty percent of the fees of the arbitrator. However, the arbitrator shall have the discretion to declare one party the prevailing party such that the non-prevailing party bears all costs associated with such arbitration. The GAP Purchasers and the Seller hereby accept that the decision of the arbitrator shall be final and binding for both of them.

                      3.3 Tax Reporting. Seller and each of the GAP Purchasers shall provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the

Internal Revenue Service. All interest or other income earned under this Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

               4. Termination of this Escrow Agreement. This Escrow Agreement shall terminate upon the distribution or return of all of the Purchasers' Deposit, all of Seller's Deposit and all other sums and documents held by the Escrow Agent pursuant to this Escrow Agreement.

               5. Duties of Escrow Agent.

                      5.1 Duties Limited. The Escrow Agent shall perform only the duties expressly set forth herein, and shall not have any liability under, or duty to inquire into, the terms and provisions of any other agreement, including but not limited to the Purchase Agreement, except as expressly set forth herein, in performing its duties hereunder. Except as to the due execution and delivery of this Escrow Agreement by a duly authorized officer, the Escrow Agent has no responsibility as to the validity of this Escrow Agreement or any document related thereto.

                      5.2 Reliance. The Escrow Agent may rely upon, and shall incur no liability for acting or refraining from acting upon, any written notice, instruction, request, consent, certificate, statement or other document furnished to it pursuant to this Escrow Agreement and believed in good faith by it to be genuine and to have been signed or presented by the proper party or parties, and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

                      5.3 Good Faith. In no event shall the Escrow Agent have any liability for any error of judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing hereunder, except for its own gross negligence or willful misconduct arising out of or in connection with this Escrow Agreement. The GAP Purchasers and Seller agree to severally indemnify the Escrow Agent for, and defend and hold it harmless against, any loss, liability or expense arising out of or in connection with its actions as Escrow Agent hereunder, including the reasonable costs and expenses incurred in defending any such claim of liability, except that none of the GAP Purchasers or the Seller shall be liable for any loss, liability or expense incurred on account of the gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent may consult with counsel from time to time and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

                      5.4 Limited Notice. The Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or agreements (whether or not a copy thereof is delivered to the Escrow Agent), other than as expressly set forth herein.

                      5.5 Limited Actions. The Escrow Agent shall not take any action by reason of any notice or instruction given by any of the parties or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for and (ii) orders or process of any court entered or issued with competent jurisdiction. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by each of the GAP Purchasers and Seller or by an order of a court of competent jurisdiction.

                      5.6 Conflicts.

                             5.6.1 In the event that any of the terms and
provisions of any other agreement between any of the parties conflict or are inconsistent with any of the terms and provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects the duties and liabilities of the Escrow Agent.

                             5.6.2 In the event that the Escrow Agent shall be
uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

               6. Resignation; Successor Escrow Agent.

                      6.1 Resignation. The Escrow Agent may resign at any time by giving 30 days' prior written notice of such resignation to the GAP Purchasers and Seller. On the 30th day following delivery of such notice, the Escrow Agent shall have no further obligation hereunder except to hold the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement as depositary. After resignation, the Escrow Agent shall have no further obligation to invest amounts then in the Deposit (absent written instructions with respect thereto executed by the Seller and the GAP Purchasers) and shall not take any action until the GAP Purchasers and Seller have jointly designated a successor escrow agent. If the GAP Purchasers and Seller are unable to agree upon a successor escrow agent within 30 days of receipt of notice from the Escrow Agent, the Escrow Agent may designate its successor, and if the Escrow Agent declines to designate its successor, the GAP Purchasers shall designate the successor escrow agent. In each of the foregoing cases, the successor escrow agent shall be a bank or trust company organized under the laws of the United State of America or of the State of California and having a combined capital and surplus of not less than $100,000,000. The Escrow Agent shall promptly deliver the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement to such successor escrow agent and upon the successor escrow agent's delivery to the GAP Purchasers and the Seller of a written instrument accepting such appointment hereunder, the Escrow Agent shall thereafter have no further obligations hereunder. Upon receipt of the Deposit and other amounts and documents and upon its written acceptance of such appointment, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

                      6.2 Termination. The GAP Purchasers and Seller acting jointly may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect. In the event of such termination, the GAP Purchasers and Seller shall jointly appoint and designate in such termination notice a successor escrow agent and the Escrow Agent shall turn over to such successor escrow agent the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement. Upon receipt of the Deposit and other amounts and documents and its acceptance thereof, the successor escrow agent shall thereupon be bound by all of the provisions hereof, and the Escrow Agent shall have no further obligations hereunder.

               7. Fees and Expenses of Escrow Agent. The GAP Purchasers and Seller shall each pay directly to the Escrow Agent one half of the Escrow Agent's reasonable fees for the Escrow Agent's services hereunder and all expenses, disbursements and advances (including reasonable attorneys' fees) incurred in carrying out the Escrow Agent's duties hereunder.

               8. Miscellaneous.

                      8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission, overnight delivery service or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or sent by facsimile transmission, or by overnight delivery service, one day after the date of deposit to such overnight delivery service or, if mailed, three days after the date of deposit in the United States mail, as follows:

                      if to Seller:

                      ProBusiness Services, Inc.
                      4125 Hopyard Road
                      Pleasanton, CA 94105
                      Attention:  Chief Financial Officer
                      Telecopy:  (925) 737-3500

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional corporation
                      650 Page Mill Road
                      Palo Alto, CA 94304
                      Attention:  Elizabeth R. Flint
                      Telecopy:  (650) 493-9300
                      if to the GAP Purchasers:

                      c/o General Atlantic Service Corporation
                      3 Pickwick Plaza
                      Greenwich, CT 06830
                      Telecopy:  (203) 622-8818
                      Attention:  Matthew Nimetz

                      with a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, New York  10019-6064
                      Attention: Douglas A. Cifu, Esq.
                      Telecopy:  (212) 757-3990

                      if to the Escrow Agent:

                      [INSERT ESCROW AGENT'S ADDRESS]

Any party may by notice given in accordance with this Section 8.1 to the other parties designate another address for receipt of notices hereunder. If any notice is required to be given to both the Escrow Agent and another party, such notice shall be given in a manner that results in the same effective date for each such notice.

                             8.1.1 In the event funds transfer instructions are
given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 8.1 above, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

                      8.2 Entire Agreement. This Escrow Agreement is entered into and delivered pursuant to the Purchase Agreement and sets forth the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                      8.3 Governing Law. This Escrow Agreement shall be governed and construed in accordance with the laws of the State of California without regard to its principles of conflicts of laws.

                      8.4 Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

                      8.5 Waivers and Amendments. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or conditions hereof may be waived, only by a written instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                      8.6 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                      8.7 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                      8.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                      8.9 Headings. The headings in this Escrow Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

               IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed on the date first written above.

                               GENERAL ATLANTIC PARTNERS 74, L.P.
                               By: General Atlantic Partners, LLC,
                                   its General Partner

                               By:
                                  ----------------------------------------------
                               Name:
                               Title: A Managing Member

                               GAPSTAR, LLC
                               By: General Atlantic Partners, LLC,
                                   its Managing Member

                               By:
                                  ----------------------------------------------
                               Name:
                               Title: A Managing Member

                               GAPCO GMBH & CO. KG
                               By: GAPCO Management GmbH

                               By:
                                  ----------------------------------------------
                               Name:
                               Title: A Managing Member

                               GAP COINVESTMENT PARTNERS II, L.P.

                               By:
                                  ----------------------------------------------
                               Name:
                               Title: A General Partner

                               PROBUSINESS SERVICES, INC.


                               By:
                                  ----------------------------------------------
                               Name:
                               Title:
                               Address for Notice to ProBusiness Services, Inc.:
                               [ESCROW AGENT]
                               Escrow Agent

                               By:
                                  ----------------------------------------------
                               Name:
                               Title: